EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Monsanto Company’s Registration Statements on Form S-8 (Nos. 333-51316, 333-64076, 333-97871 and 333-104855) and on Form S-3 (No. 333-88542) of our report, dated November 14, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of: Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003; Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002; and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, in 2000) on the consolidated financial statements of Monsanto Company and subsidiaries, incorporated by reference in this transition report on Form 10-K of Monsanto Company for the eight months ended August 31, 2003.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
November 25, 2003